EXHIBIT 10.7

EXECUTION VERSION

ASSIGNMENT AND EQUITY PURCHASE AGREEMENT

BY AND AMONG

ARC LNG HOLDINGS, LLC,

ARC TERMINALS MISSISSIPPI HOLDINGS LLC,

LIGHTFOOT CAPITAL PARTNERS, LP,

AND,

FOR THE PURPOSE OF SECTIONS 1.1 AND 5.1 ONLY,

EFS LNG HOLDINGS, LLC

Dated as of October 24, 2013

7.4	Further Assurances	11
7.5	Notices	11
7.6	Governing Law; Venue; Waiver of Immunities; Jury Trial Waiver	12
7.7	Termination	13
7.8	Severability	13
7.9	Counterparts; Facsimile	13
7.10	No Third Party Beneficiaries	13
7.11	Transfer Taxes	13
7.12	Other Definitional Provisions	13

Exhibits:

Exhibit A – Definitions

ASSIGNMENT AND EQUITY PURCHASE AGREEMENT

THIS ASSIGNMENT AND EQUITY PURCHASE AGREEMENT (the “Agreement”) is dated as of October 24, 2013, and entered into by and between Arc LNG Holdings, LLC, a Delaware limited liability company (“Seller”), Arc Terminals Mississippi Holdings LLC, a Delaware limited liability company (“Buyer”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP”), and, for the purpose of Sections 1.1 and 5.1 only, EFS LNG Holdings, LLC, a Delaware limited liability company (“EFS”). Buyer and Seller are each a “Party” and, collectively, they are sometimes referred to as the “Parties.”

RECITALS:

WHEREAS, Seller owns a 10.322% membership interest in Gulf LNG Holdings Group, LLC, a Delaware limited liability company (the “Company”), and EFS is the sole managing member of Seller;

WHEREAS, Buyer is a controlled affiliate of LCP;

WHEREAS, pursuant to the letter agreement, dated October 9, 2013, among LCP, Seller and EFS (the “Letter Agreement”), Seller granted LCP the option (the “Option”) to purchase all of Seller’s 10.322% membership interest in the Company (the “Offered Membership Interest”), and LCP has the right to transfer its rights under such Option to its controlled affiliates;

WHEREAS, LCP wishes to assign and transfer its rights under the Option to Buyer, subject to the closing of an initial public offering of Arc Logistics Partners LP, a Delaware limited partnership (the “IPO”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyer wishes to purchase, and Seller has agreed, consistent with the terms of the Letter Agreement, to sell, the Offered Membership Interest; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth on Exhibit A attached hereto.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Waiver of Notice. Seller and EFS, as sole managing member of Seller, hereby waive the provisions of Section 2 of the Letter Agreement requiring LCP to give EFS a written, binding offer to purchase the Offered Membership Interest.

1.2 Assignment of LCP’s Rights under the Option. LCP hereby assigns and transfers its rights under the Option to Buyer, such assignment and transfer to take effect upon the closing of the IPO.

1.3 Purchase and Sale of the Membership Interests. Upon and subject to the terms and conditions of this Agreement, and following the assignment by LCP of its rights under the Option to Buyer as contemplated by Section 1.2, at the Closing, Seller will sell, assign, transfer and deliver to Buyer, free and clear of all Encumbrances (other than such Encumbrances relating to restrictions on transfer expressly contained in the A&R Company LLC Agreement), and Buyer will purchase and acquire from Seller, the Offered Membership Interest.

1.4 Consideration. Upon and subject to the terms and conditions of this Agreement, at the Closing, the following steps shall occur:

(a) Buyer shall transfer pursuant to wire instructions provided by Seller the sum of $72,878,370, subject to an adjustment as contemplated by Section 2 of the Letter Agreement, payable in immediately available funds (the “Purchase Price”); and

(b) Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Encumbrances (other than such Encumbrances relating to restrictions on transfer expressly contained in the A&R Company LLC Agreement) the Offered Membership Interest.

ARTICLE II

CLOSING

2.1 Conditions to Buyer’s Obligation. Buyer’s obligation to purchase the Offered Membership Interest in accordance with this Agreement shall be subject to the fulfillment as of the Closing, or the waiver in writing by Buyer on or before the Closing, of each of the conditions set forth in this Section 2.1.

(a) Buyer shall have secured the necessary financing to purchase the Offered Membership Interest;

(b) The assignment by LCP of its rights under the Option to Buyer as contemplated by Section 1.2 shall have taken effect;

(c) each of the representations and warranties of Seller contained in Article III shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date; and

(d) Buyer shall have received a certificate executed by a duly authorized officer of Seller (solely in his or her capacity as an officer) dated the Closing Date, representing and certifying that the condition described in Section 2.1(c) has been satisfied (the statements in which certificate shall be deemed representations and warranties made by Seller under this Agreement).

Notwithstanding any provisions contained in this Agreement or the Letter Agreement to the contrary, this Agreement shall automatically terminate if Buyer does not provide written notification to Seller by December 18, 2013 (the “Financing Notice”) that (i) it has secured or will be able to secure the necessary financing to purchase the Offered Membership Interest and (ii) the assignment by LCP of its rights under the Option to Buyer as contemplated by Section 1.2 has taken effect.

2.2 Conditions to Seller’s Obligation. Seller’s obligation to sell the Offered Membership Interest in accordance with this Agreement shall be subject to the fulfillment as of the Closing, or the waiver in writing by Seller on or before the Closing, of each of the conditions set forth in this Section 2.2.

(a) Seller shall have received the Financing Notice described in Section 2.1;

(b) The assignment by LCP of its rights under the Option to Buyer as contemplated by Section 1.2 shall have taken effect;

(c) Each of the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date; and

(d) Seller shall have received a certificate executed by a duly authorized officer of Buyer (solely in his or her capacity as an officer) dated the Closing Date, representing and certifying that the condition described in Section 2.2(c) has been satisfied (the statements in which certificate shall be deemed representations and warranties made by Buyer under this Agreement).

2.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur after satisfaction or waiver of the conditions set forth in Section 2.1 and Section 2.2, at 1 p.m., New York time, on the closing date of the IPO at the offices of Vinson & Elkins L.L.P. located at 666 Fifth Avenue, 26th Floor, New York, New York 10103 or at such other time, date or place as the parties may agree in writing, provided that the Closing shall in no event occur after December 31, 2013.

2.4 Closing Deliveries.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) the certificate described in Section 2.1(d);

(ii) evidence of the proper transfer of the Offered Membership Interest to Buyer, in form and substance reasonably satisfactory to Buyer;

(iii) a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying Seller’s non-foreign status; and

(iv) such other documents as may be required by this Agreement or reasonably requested by Buyer.

(b) At the Closing, Buyer shall execute (as appropriate) and deliver to Seller the following:

(i) the certificate described in Section 2.2(d);

(ii) evidence of the proper transfer of the Offered Membership Interest to Buyer, in form and substance reasonably satisfactory to Seller;

(iii) the Purchase Price;

(iv) evidence of consents as shall be required under Buyer’s Organizational Documents to pay the Purchase Price to Seller and to consummate the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to Seller; and

(v) such other documents as may be required by this Agreement or reasonably requested by Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants as follows:

3.1 Authority; Enforceability. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all action required on the part of Seller for such execution, delivery and performance has been duly and validly taken. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

3.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a) violate any Law applicable to Seller or require any filing with, consent, Permit of, approval or authorization of, or notice to, any Governmental Authority or other Person;

(b) violate any Organizational Document of Seller;

(c) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default creating rights of acceleration, termination or cancellation or a loss of rights under, any Contract to which Seller is a party or by which it is bound; or

(d) result in the creation or imposition of any Encumbrance upon any of the Offered Membership Interest.

3.3 Ownership of Membership Interest. Seller is the sole record and beneficial owner of the Offered Membership Interest free and clear of all Encumbrances. Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company. At the Closing, Seller will transfer its entire right, title and interest in and to the Offered Membership Interest to Buyer, free and clear of all Encumbrances (other than such Encumbrances relating to restrictions on transfer expressly contained in the A&R Company LLC Agreement).

3.4 No Brokers or Finders. Seller has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Seller, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

3.5 Organization and Good Standing of Seller. Seller is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware and qualified as a foreign entity in all other jurisdictions where its business requires it to be so qualified.

3.6 Approvals. Seller is not required to obtain any material Approval from, obtain any material authorization or Permit of, or make any material filing with or notification to, any Person for or in connection with Seller’s execution, delivery and performance of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as follows:

4.1 Organization and Good Standing of Buyer. Buyer is a limited liability company and is duly formed, validly existing and in good standing under the Laws of the State of Delaware and qualified as a foreign entity in all other jurisdictions where its business requires it to be so qualified.

4.2 Authority; Enforceability. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all action required on the part of Buyer for such execution, delivery and performance has been duly and validly taken. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due execution and delivery by the Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.

4.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a) violate any Law applicable to Buyer or require any filing with, consent, Permit of, approval or authorization of, or notice to, any Governmental Authority or other Person;

(b) violate any Organizational Document of Buyer; or

(c) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default creating rights of acceleration, termination or cancellation or a loss of rights under, any Contract to which Buyer is a party or by which it is bound.

4.4 Litigation. There are no Proceedings before any Governmental Authority pending or, to the knowledge of Buyer, threatened against Buyer that would affect its ability to perform its obligations under this Agreement, and there are no Orders binding upon Buyer that would affect its ability to perform its obligations under this Agreement.

4.5 No Brokers or Finders. Buyer has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Buyer, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Escrow Funds.

(a) EFS agrees that it shall direct the Escrow Agent to distribute one hundred percent (100%) of any distributions under the Escrow Agreement to EFS, which shall pay, or cause to be paid, one hundred percent (100%) of any such distributions to Buyer without setoff against amounts that might be owing to EFS or Seller by Buyer until such time as EFS assigns the Escrow Agreement to Buyer. EFS shall have the right to assign the Escrow Agreement at any time to Buyer, provided that Buyer consents to such assignment in writing, such consent not to be unreasonably withheld or delayed.

(b) EFS will manage the escrow claims process under the Escrow Agreement with the Prior Owner, with reasonable consultation with Buyer. Buyer shall reimburse EFS for its proportionate share (such proportionate share to be determined in good faith by EFS and Buyer) of EFS’ reasonable out-of-pocket costs and expenses in managing such claims process with the Prior Owner. No settlement under the Escrow Agreement will be agreed to by EFS without the prior written approval of Buyer, such approval not to be unreasonably withheld or delayed.

(c) Buyer agrees that any and all Claims against, rights to sue, other remedies or other recourse against Seller, EFS and their respective Affiliates and their respective stockholders, partners, members, directors, officers, manager, liquidators and employees (collectively, the “EFS Released Persons”) for and in connection with the management of the Escrow Agreement are expressly released and waived by Buyer to the fullest extent permitted by law, and Buyer hereby agrees to indemnify and hold harmless each EFS Released Person from and against any and all losses, damages, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of any kind, including reasonably attorneys’ fees and the cost of enforcing any right of indemnification hereunder and the cost of pursuing any insurance providers arising out of any claim instituted against any EFS Released Person by any of Buyer’s respective Affiliates, stockholders, partners, members, directors, officers, managers, liquidators or employees arising out of such matters.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification of Buyer. Seller agrees to indemnify, defend and hold harmless Buyer Indemnified Parties from and against any and all Losses resulting from or arising out of any of the following:

(a) a breach of any representation and warranty by Seller contained in this Agreement; or

(b) a breach by Seller of any of its covenants or agreements contained in this Agreement.

6.2 Indemnification of Seller. Buyer agrees to indemnify, defend and hold harmless Seller Indemnified Parties from and against any and all Losses caused by or arising out of or resulting from any of the following:

(a) a breach of any representation and warranty by Buyer contained in this Agreement; or

(b) a breach by Buyer of any of its covenants or agreements contained in this Agreement.

6.3 Limitation on Indemnification. Notwithstanding anything to the contrary in this Agreement or otherwise, the maximum aggregate amount that may be recovered by the Buyer Indemnified Parties under this Agreement shall not exceed the Purchase Price.

6.4 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY STATUTORY OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY OR THE GULF LNG COMPANIES AND THE ASSETS RELATING TO OR USED IN CONNECTION WITH THE PROJECT, THE PIPELINE OR THE BUSINESS OF THE GULF LNG COMPANIES, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III HEREOF.

(b) NONE OF SELLER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, TRUSTEES, OR REPRESENTATIVES MAKE ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PROJECT, OR PROSPECTS (FINANCIAL OR OTHERWISE), RISKS OR OTHER INCIDENTS OF THE PROJECT, THE PIPELINE, OR THE BUSINESS OF THE GULF LNG COMPANIES.

6.5 Specific Performance, Waiver of Remedies and Limitation on Damages.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any right of indemnification hereunder.

(b) Except as otherwise provided in Section 6.5(a) above, the Parties acknowledge and agree that the indemnification provisions in this Article VI shall be the exclusive remedy in lieu of any and all other rights and remedies that a Party may have under this Agreement or otherwise with respect to any Claim or cause of action (including any claims based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of Law, or any other theory of recovery) for any Loss or Losses connected with or resulting from this Agreement or actions undertaken in connection with this Agreement, other than Claims for fraud, willful misconduct or intentional misrepresentation by any Party in connection with this Agreement.

(c) Notwithstanding anything to the contrary herein or in the Limited Liability Company Agreement of Buyer, as amended, Buyer may not withhold, escrow or otherwise fail to pay any otherwise authorized payment to Seller or its Affiliates due to any Claim or cause of action (including any claims based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of Law, or any other theory of recovery) for any Loss or Losses connected with or resulting from this Agreement or actions undertaken in connection with this Agreement.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT, HOWEVER, SHALL ANY PARTY AND/OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, TRUSTEES, OR REPRESENTATIVES BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES CLAIMED BY A PARTY OR BUYER INDEMNIFIED PARTIES OR SELLER INDEMNIFIED PARTIES ARISING FROM OR RELATING TO (i) ANY ACTION FOR INDEMNIFICATION UNDER THIS ARTICLE VI, OR (ii) ANY OTHER BREACH OR ALLEGED BREACH OF THIS AGREEMENT, PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGES INCURRED AS THE RESULT OF ANY FRAUD OR INTENTIONAL MISREPRESENTATION BY ANY PARTY TO THIS AGREEMENT.

6.6 Indemnification Procedures.

(a) Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” If any Losses are incurred by, asserted against or sought to be collected from an Indemnified Party, said Indemnified Party shall deliver to the Indemnifying Party a notice of a claim for indemnification hereunder (a “Claim Notice”). The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend (to the maximum extent possible under the circumstances) the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement it may do so at its sole cost and expense, but the Indemnified Party shall not have control over such defense or settlement. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel (at the sole cost and expense of the Indemnifying Party) in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the Losses, or any cross complaint against any Person. If the Indemnifying Party has not assumed the defense of a claim within the Notice Period, then the Indemnified Party may settle such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party has assumed the defense of a claim within the Notice Period, then the Indemnifying Party may not settle such claim without the prior written consent of the Indemnified Party (unless the Indemnifying Party is solely liable for any payments pursuant to such settlement and such settlement contains a full and unconditional release of the Indemnified Party and no terms otherwise affecting the Indemnified Party or the Gulf LNG Companies, in which case the consent of the Indemnified Party shall not be required).

(b) The Indemnified Party will provide the Indemnifying Party with written notice of any claim for indemnification under this Agreement; provided, that the failure of any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Agreement.

6.7 Survival of Indemnities.

(a) The representations and warranties in this Agreement shall survive for 30 days after the expiration of the applicable statute of limitations. For avoidance of doubt, the covenants and obligations set forth herein shall survive and be enforceable (subject to the limitations set forth in Section 6.5) after the Closing; provided, that the indemnification obligations set forth in Sections 6.1(a) and 6.2(a) shall survive the Closing until termination as provided in this Section 6.7(a).

(b) If an Indemnified Party shall have, before the expiration of the applicable survival period, previously made a Claim by delivering a Claim Notice to the applicable Indemnifying Party, then any representation or warranty that would otherwise terminate in accordance with Section 6.7(a) above shall continue to survive until the related Claim for indemnification has been satisfied or otherwise resolved in accordance with this Agreement.

6.8 Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE VII

GENERAL PROVISIONS

7.1 Exclusive Agreement. This Agreement, the Exhibits and all other documents to be executed pursuant hereto set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and undertakings (oral or written) relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any Party which is not embodied in or superseded by this Agreement or the Exhibits, and no such Party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth.

7.2 Successors and Assigns. All of the terms, covenants, representations, warranties and conditions in this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assigned by any Party without the prior written consent of the other Party.

7.3 Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any of the Parties at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any other breach of any other term, covenant, representation or warranty.

7.4 Further Assurances. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party shall take such further action (including the execution and delivery of such further documents and instruments) as the other Party may reasonably request.

7.5 Notices. All notices, requests, demands and other communications (collectively, “Notices”) required or permitted to be given hereunder shall be in writing and delivered personally, or by facsimile transmission or overnight courier service, as follows:

If to Seller:	Arc LNG Holdings, LLC
800 Long Ridge Road
Stamford, CT 06927
Attn: Gulf LNG Portfolio Manager
Telephone: (203) 961-2627
Facsimile: (203) 357-4890

with a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attn: Charles E. Carpenter
Telephone: (212) 906-1259
Facsimile: (212) 751-4864

If to Buyer, to:	Lightfoot Capital Partners, LP
725 Fifth Avenue, 19th Floor
New York, NY 10022
Attn: Vincent Cubbage
Telephone: (212) 993-1280
Facsimile: (212) 993-1299

with a copy to:	Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attn: Michael J. Swidler & Brenda K. Lenahan
Telephone: (212) 237-0020 / (212) 237-0133
Facsimile: (212) 849-5367 / (212) 849-5360

All Notices shall be effective upon receipt. Any Party may change its Notice address by giving written Notice to the other Party in the manner specified above.

7.6 Governing Law; Venue; Waiver of Immunities; Jury Trial Waiver.

(a) This Agreement and the rights and obligations of the Parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the Laws of the State of New York without regard to principles of conflicts of Laws of such State.

(b) Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York and any federal court located in New York, New York (or if no such court shall accept jurisdiction, in any state or federal court of general jurisdiction in the State of New York, or if no such court shall accept jurisdiction, in any court of competent jurisdiction in the United States) with respect to any proceeding relating to this Agreement. Further, each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such courts. The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties to waive irrevocably any objections to jurisdiction, venue or to convenience of forum. Each of the Parties (on behalf of itself and its Affiliates) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each Party also waives, to the maximum extent permitted by Law, for itself and its property, wherever located, any immunity from suit or execution that it may have or hereafter acquire, including specifically and without limitation sovereign immunity based on status as a state, government, agency or instrumentality of a state or state enterprise. This waiver includes immunity from: (i) any expert determination or arbitration proceeding commenced or to be commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

(d) WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

7.7 Termination. This Agreement shall automatically terminate if (a) Buyer does not provide to Seller the Financing Notice on or before December 18, 2013 or (b) the Closing does not occur on or prior to December 31, 2013. Except as otherwise set forth herein, this Agreement may be terminated by the written agreement of all of the parties hereto.

7.8 Severability. If any of the provisions hereof are held to be invalid or unenforceable under any Law, the remaining provisions hereof shall not be affected thereby. In such event, the Parties agree and consent that such provisions and this Agreement shall be modified and reformed to implement the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.

7.9 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement. The Parties agree that any document or signature delivered by facsimile transmission, by PDF through electronic mail, or other electronic means shall be deemed an original executed document for all purposes hereof.

7.10 No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person, other than the Parties and the Persons identified in Article VII, any rights or remedies with respect to the subject matter or any provision hereof.

7.11 Transfer Taxes. All sales, use, stamp, registration, value added, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Tax Authority (including any interest and penalties) in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller.

7.12 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Assignment and Equity Purchase Agreement to be duly executed and delivered as of the date first set forth above.

ARC LNG HOLDINGS, LLC
By: EFS Equity Holdings, LLC, as Managing Member of EFS LNG Holdings, LLC, as Managing Member of Arc LNG Holdings, LLC

By:	/s/ John E. Pugh
Name:	John E. Pugh
Title:	Vice President

For the purpose of Sections 1.1 and 5.1 only:

EFS LNG HOLDINGS, LLC
By: EFS Equity Holdings, LLC, as Managing Member

By:	/s/ John E. Pugh
Name:	John E. Pugh
Title:	Vice President

Signature Page to Assignment and Equity Purchase Agreement

LIGHTFOOT CAPITAL PARTNERS, LP
By:	Lightfoot Capital Partners GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

ARC TERMINALS MISSISSIPPI HOLDINGS LLC
By:	Arc Terminals Holdings LLC,
its sole member

By:	/s/ Mark D. Feldman
Name:	Mark D. Feldman
Title:	Secretary

Signature Page to Assignment and Equity Purchase Agreement

EXHIBIT A

DEFINITIONS

“Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management of an entity, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of the Gulf LNG Companies is an Affiliate of Seller.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“ALNG” means Angola LNG Supply Services LLC, a Delaware limited liability company.

“Approval” means an authorization, order, consent, approval or waiver of, clearance by, franchise, license, permit or certificate issued by, required notice to or registration or filing with, a Governmental Authority or any other Person and the expiration or termination of all prescribed waiting or review periods with respect to any of the foregoing.

“Assets” means all assets, whether real property or personal property, tangible or intangible.

“A&R Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Gulf LNG Holdings Group, LLC, dated February 7, 2008, as amended by the First Amendment thereto dated August 13, 2009 and the Second Amendment thereto dated February 23, 2010.

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Buyer Indemnified Parties” means Buyer, its Affiliates and their respective directors, officers, employees, agents and representatives.

“Channel Improvements Project Agreement” means the Channel Improvements Project Agreement, dated December 10, 2007, between ALNG and GLE Channel.

“Claim” means, with respect to any Person, (a) any notice, claim (including any claim for attorney’s fees or consultants’ fees), administrative, regulatory or judicial or equitable action, suit, Encumbrance, Judgment, or demand by any other Person, or other Legal Matter, or (b) any other written communication by any Governmental Authority alleging or asserting such Person’s liability for any costs, consultants’ fees, governmental response costs, damages to natural resources or other property damages, personal injuries, fines or penalties arising out of, based on or resulting from circumstances forming the basis of any violation or alleged violation of any or Approval.

“Claim Notice” has the meaning set forth in Section 6.6(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Contract” means any written or oral agreement, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, understanding or restriction.

“EFS” has the meaning set forth in the Preamble of this Agreement.

“EFS Released Person” has the meaning set forth in Section 5.1(c).

“Encumbrance” means any mortgage, pledge, lien, charge, adverse Claim, proprietary right, assignment by way of security, security interest, title retention, condemnation proceeding, restriction on transfer, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security.

“Environmental Laws” means any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or other Judgment, relating to the environment, human health or safety, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, condensate, chemicals, or toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated August 26, 2011 by and among Seller and the Prior Owner, and JPMorgan Chase Bank, National Association, as the escrow agent.

“Exhibits” means all the exhibits attached to this Agreement.

“FCPA” means the United States Foreign Corrupt Practices Act.

“Financing Notice” has the meaning set forth in Section 2.1.

“Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

“GLE” means Gulf LNG Energy, LLC, a Delaware limited liability company.

“GLE Channel” means GLE Channel Improvement, LLC, a Delaware limited liability company.

“GLE (Port)” means Gulf LNG Energy (Port), LLC, a Delaware limited liability company.

“GLP” means Gulf LNG Pipeline, LLC, a Delaware limited liability company.

“Governmental Authority” means for any country, such country and its government and any national, federal, state, county, municipal or other local authority exercising executive, legislative or judicial powers, including administrative, police, regulatory or taxing powers.

“Gulf LNG Companies” means the Company and the Gulf LNG Subsidiaries.

“Gulf LNG Subsidiaries” means (a) GLP, (b) GLE, (c) GLE (Port) and (d) GLE Channel.

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Indemnifying Party” has the meaning set forth in Section 6.6(a).

“IPO” has the meaning set forth in the Recitals of this Agreement.

“Judgment” means any and all judgments, orders, directives, injunctions, decrees or awards of any Governmental Authority, tribunal or arbitral body.

“Law” means all applicable laws, rules, regulations, codes, ordinances, rulings, orders, decision, awards and Permits of a Governmental Authority, including Environmental Laws, the FCPA and all other equivalent anti-corruption or anti-bribery legislation applicable to the Parties, their respective Affiliates and their respective officers, directors, employees, consultants, agents, representatives, beneficial owners or shareholders, members and partners.

“LCP” has the meaning set forth in the Preamble of this Agreement.

“Legal Matter” means any action, suit, litigation, other legal proceeding, alternative dispute resolution proceeding, inquiry, investigation, or other proceeding by or before any Governmental Authority or any arbitral or other forum, including any of the foregoing in which injunctive, declaratory or similar relief is involved and any condemnation proceedings.

“Losses” means all losses and all reasonable costs and expenses (excluding attorneys’ fees), calculated net of (a) actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) and (b) amounts actually received in respect of Claims under any third party indemnification Contracts.

“Notice Period” has the meaning set forth in Section 6.6(a).

“Notices” has the meaning set forth in Section 7.5.

“Offered Membership Interest” has the meaning set forth in the Recitals of this Agreement.

“Option” has the meaning set forth in the Recitals of this Agreement.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means with respect to any Person, the articles of incorporation or association and by-laws, the certificate of formation and the limited liability company agreement, the certificate of limited partnership and agreement of limited partnership, or other entity-formation documents, as applicable, that are required to be registered or lodged in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Permits” means any franchise, license, permit, consent, approval, certificate, order or authorization by any Governmental Authority.

“Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, Governmental Authority or any other legal entity.

“Pipeline” means that certain portion of the Project consisting of approximately five (5) miles of thirty-six (36)-inch diameter transmission pipeline and appurtenant facilities, including a pig launcher receiver facility, and at least four (4) above-ground Gas metering, delivery, and interconnect sites and related facilities for interconnection with (a) the interstate pipelines of (i) Destin Pipeline Company, L.L.C., (ii) Florida Gas Transmission Company and Transcontinental Gas Pipe Line Corporation, and (iii) Gulfstream Natural Gas Systems, L.L.C., and (b) the BP Pascagoula processing plant.

“Prior Owner” means the entity from which Seller acquired the Offered Membership Interest.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Project” means the development, construction, ownership and operation of a liquefied Gas storage and re-gasification facility, marine terminal, connecting pipelines and appurtenant real and personal property interests being developed by Gulf LNG and its Affiliates in Jackson County, Mississippi, including (a) an LNG receiving facility including berthing accommodations for a single LNG vessel of at least 170,000 cubic meters and unloading facilities and piping and appurtenances, (b) an LNG storage and vaporization facility, including two (2) storage tanks capable of storing a total of 320,000 cubic meters of LNG, ten (10) vaporization units each capable of flowing at least 150,000 Mcf/day, and associated piping and control equipment, (c) associated utilities, infrastructure (including, if necessary, the expansion of the channel as specified in the Channel Improvements Project Agreement), and support systems, and (d) the Pipeline and such other pipelines as Gulf LNG may elect. The marine terminal will have a capability of unloading approximately one hundred fifty (150) ships per year, based on an average throughput of 1.3 Bcf/d and an assumed carrier capacity of 170,000 cubic meters, with a peak deliverability of 1.5 Bcf/d. The Pipeline is designed for a maximum allowable operating pressure of 1,440 psig and a peak deliverability of 1.5 Bcf/d of Gas.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” means, with respect to a Person, such Person’s officers, employees, counsel, accountants, financial advisers and consultants.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Indemnified Parties” means Seller, its Affiliates (excluding the Buyer Indemnified Parties) and their respective directors, officers, employees, agents, trustees and representatives.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Tax Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Tax Authority that are based on the use or ownership of real property) value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other similar charge of any kind, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Treasury Regulations” means the applicable Treasury Regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).